Exhibit 10.18

Benjamin (Ben) Thorner Senior Vice President and Head Business Development and Licensing	Merck Research Laboratories 320 Bent Street, 4th Floor Cambridge, MA 02141 Tel.: [***] [***]@merck.com

March 15, 2019

NGM Biopharmaceuticals, Inc.

333 Oyster Point Blvd

South San Francisco, CA 94080

Attention: David Woodhouse, Chief Executive Officer

Facsimile No.: 650-583-1646

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Barbara A. Kosacz

Facsimile No.: 650-849-7400

Sent via personal delivery (NGM) and facsimile and courier (Cooley)

Re: First Extension Period of the Research Program Term

Dear David,

Merck Sharp & Dohme Corp. (“Merck”) and NGM Biopharmaceuticals Inc. (“NGM”) entered into that certain Research Collaboration, Product Development and License Agreement, dated as of February 18, 2015 and as amended by the First Amendment to Research Collaboration, Product Development and License Agreement (the “Amendment”) effective as of January 1, 2016 (the “Agreement”). Pursuant to Section 4.1.3 of the Agreement, and subject to the remainder of this letter, Merck hereby exercises the extension option to extend the Research Program for a period of two (2) years (i.e., until March 17, 2022) commencing on the date of the expiration of the Initial Research Program Term. Any capitalized terms used in this letter and not defined here shall have the meanings ascribed to them in the Agreement.

As Aetna Wun Trombley, President and Chief Operating Officer of NGM, and I agreed during yesterday’s call, Merck will not be required to pay the twenty million ($20,000,000.00) extension payment contemplated by Sections 4.1.3 and 9.1 of the Agreement to extend the Research Program Term. Instead of Merck making such payment, and notwithstanding the limitations placed on Merck’s funding obligations for FTE’s and External Costs during the First Extension Period as set forth in Section 4.2.3(a) and 4.2.3(e), we have agreed that (a) for Research Program Year 6 (i.e., Calendar Year 2020), Research

Program Year 7 (i.e., Calendar Year 2021), and Research Program Year 8 (i.e., the first Calendar Quarter of 2022, if there is no Second Extension Period) the Research Funding Cap for each of such time periods shall be the same as that set forth in the Agreement for Research Program Years 2 through 5, including the ability to access additional funding in accordance with Section 4.2.7 in the same limits as are applicable to Research Program Years 2 through 5 (provided that Research Program Year 8, it shall be a pro rata portion of such annual amounts); and (b) for Research Program Years 7 and 8 (i.e., Calendar Year 2021 and Q1 of 2022) Merck shall pay, in addition to the amounts set forth in clause (a) an amount not to exceed $20,000,000 in the aggregate across the five Calendar Quarters of such period (such amount the “Additional Funding Amount”). For clarity, the foregoing Research Funding Caps (as may be increased under Section 4.2.7) and the Additional Funding Amount shall be available for use by NGM both for research and Early Development activities. The Additional Funding Amount shall reflect FTE costs and External Costs that Merck would not otherwise be required to pay in Research Program Year 7 and Research Program Year 8 as such amounts would exceed Merck’s payment obligations under Sections 4.2.3(a) and 4.2.3(e) of the Agreement. For the avoidance of doubt, any additional payments described above (i) shall not revise or amend the Research Funding Reference Amount (except as expressly provided above), and (ii) shall be treated as part of the Quarterly Research Funding and Research Funding, as the case may be.

This letter shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws. Defined terms that are used herein, but not defined herein, shall have the meanings ascribed to them in the Agreement.

If NGM plans on public disclosure of Merck’s exercise of the extension option, please provide Ian McConnell ([***]@merck.com) with a copy of the proposed disclosure for review prior to release.

We have enjoyed the opportunity to work with you in this collaboration and look forward to our continued interactions on ongoing collaborative programs. Please countersign below to indicate that you are in agreement with the terms of this letter.

Sincerely,

/s/ Benjamin Thorner

Benjamin Thorner
Senior Vice President and Head
Business Development & Licensing

NGM Biopharmaceuticals, Inc.

By:	/s/ David J. Woodhouse
Name: David J. Woodhouse
Title: CEO